Exhibit 99.2
Eli Lilly and Company
Operating Results (Unaudited) — PRO FORMA ADJUSTED
(Dollars in millions, except per share data)

	Three Months Ended				Year Ended
	March 31	June 30	Sept. 30	Dec. 31	December 31
	2006	2006	2006	2006	2006

Net sales	$3,882.0	$4,049.6	$4,054.7	$4,459.9	$16,446.2

Cost of sales	850.5	906.6	906.2	1,066.7	3,730.0
Research and development	773.9	807.4	788.8	890.0	3,260.1
Marketing and administrative	1,242.9	1,340.9	1,302.3	1,422.1	5,308.2

Operating income	1,014.7	994.7	1,057.4	1,081.1	4,147.9

Net interest expense	(38.8)	(35.9)	(34.2)	(17.2)	(126.1)
Joint venture income	0.0	0.0	0.0	0.0	0.0
Net other income	19.2	24.8	29.4	56.1	129.5

Other income (deductions)	(19.6)	(11.1)	(4.8)	38.9	3.4

Income before income taxes	995.1	983.6	1,052.6	1,120.0	4,151.3
Income taxes	205.3	204.9	220.6	226.6	857.4

Net income	$789.8	$778.7	$832.0	$893.4	$3,293.9

Earnings per share — diluted	$0.73	$0.72	$0.77	$0.82	$3.03

Weighted-average shares outstanding (thousands) — diluted	1,086,994	1,085,310	1,086,412	1,089,097	1,087,490

(a)	In accordance with generally accepted accounting principles (GAAP), the 2006 financial statements have been restated assuming the acquisition of ICOS was completed by Lilly effective January 1, 2006.

(b)	The fourth quarter and full year 2006 amounts are adjusted to eliminate the $494.9 million (pretax), or $.42 per share (after tax), charge to cover Zyprexa product liability settlements and claims costs, and the $450.3 million (pretax), or $0.31 per share (after tax) charge for asset impairments, restructuring and other special charges.